Exhibit 10.24

As of January 14, 2011

Ping Yang

Re:	Board Membership

Dear Ping:

This letter confirms the agreement between you and Apache Design Solutions, Inc., a Delaware corporation (the “Company”), regarding your continued membership on the Company’s Board of Directors (the “Board”) and your services to the Company. Such membership shall continue until your successor is duly elected and qualified or until your earlier death, resignation or removal. The Company would like you to serve as a member of its Audit Committee, as Interim Chair of the Nominating and Corporate Governance Committee (“NCGC”) and as the Chair of the Compensation Committee.

Cash Compensation

Board Retention Fee. For so long as you remain a member of the Board, you will earn an annual fee at the annual rate of $40,000.00.

Compensation Committee Chair Fee. For so long as you remain Chairman of the Compensation Committee of the Board, you will earn an additional annual fee at the annual rate of $10,000.00. You will not be entitled to a retainer as Interim Chair of the NCGC.

Travel Reimbursement. The Company will reimburse you for all reasonable, documented travel expenses incurred by you in connection with your attendance at in-person Board meetings or committees thereof.

Stock Option Grant

As consideration for your services as a member of the Board and subject to the Board’s approval which is expected to occur after the Company obtains the next independent valuation of its common stock, you will be granted a nonqualified stock option to purchase 9,375 shares of the Company’s common stock (the “Option”), such Option to become vested, subject to your continued service as a member of the Board and early termination and adjustment as provided in the applicable stock option agreement, in twelve equal monthly installments from and after the date of grant. The per-share exercise price of the shares underlying the Option will be equal to the fair market value of the Company’s common stock on the date of the Option grant as determined by the Board in its sole discretion, and the maximum term of the Option will be ten (10) years. The Option will be granted under the Company’s stock incentive plan as then in effect (the “Plan”) and will be evidenced by and subject to a standard stock option agreement under the Plan that you will be required to sign as a condition to receiving the Option. The shares underlying the Option will fully accelerate and vest upon the Company’s consummation of a Corporate Transaction (as defined in the Plan).

In addition to the Option, as consideration for your services as a member of the Board and subject to the Board’s approval, on the date of the Company’s next regularly scheduled Board meeting (currently scheduled for February 3, 2011), and, provided you remain in Board service and the Company is then a private company (i.e., not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), on the date of each subsequent twelve-month anniversary thereafter, you will be granted a nonqualified stock option to purchase 12,500 shares of the Company’s common stock (each, an “Annual Option”), each Annual Option to become vested, subject to your continued service as a member of the Board and early termination and adjustment as provided in the applicable stock option agreement, in twelve equal monthly amounts following the applicable grant date. The per-share exercise price of the shares underlying each Annual Option will be equal to the fair market value of the Company’s common stock on the date of the Annual Option grant as determined by the Compensation Committee in its sole discretion, and the maximum term of each Annual Option will be ten (10) years. Each Annual Option will be granted under the Plan and will be evidenced by and subject to a standard stock option agreement under the Plan that you will be required to sign as a condition to receiving the Annual Option. The shares underlying each Annual Option will fully accelerate and vest upon the Company’s consummation of a Corporate Transaction.

If the Company becomes subject to the reporting requirements of the 1934 Act, however, the terms of your annual refresher grants to be made after the February 2011 initial annual refresher grant shall be as set forth I this paragraph. On or about February 3, 2012, provided you are then providing Board services to the Company, subject to the approval of the Compensation Committee, you shall be granted a nonqualified option to purchase 4200 shares of the Company’s common stock. Such option shall vest on the date immediately prior to the date of the Company’s first annual stockholders’ meeting. On the date of the Company’s first annual stockholders’ meeting and on the date of each subsequent annual stockholders’ meeting thereafter, provided you are then serving on the Company’s Board of Directors, you shall be granted an additional nonqualified option to purchase 12,500 shares of the Company’s common stock. Each such option shall vest in full on the day immediately preceding the date of the Company’s subsequent annual meeting of its stockholders. Each option shall have an exercise price equal to the fair market value on the date of grant as determined by the Plan. Each option shall vest in full on the consummation date of a Corporate Transaction and shall be subject to the terms of the Plan and the ancillary agreements of the Plan.

You will not be eligible for any Company health insurance, workers’ compensation, vacation, retirement or other benefits. However, as a member of the Board, you will be covered under a directors’ and officers’ liability policy in accordance with the terms of such policy, as such policy may be amended, replaced or terminated in the discretion of the Board. In addition, you will be indemnified by the Company pursuant to the terms of the Company’s standard indemnification agreement. You will continue to perform such services as an independent contractor and not as an employee of the Company.

Confidential Information

As a member of the Board, you have had and will have access to certain confidential and proprietary information of the Company. You understand that the Company has rights to information that has been created, discovered or become known to the Company which is confidential and has commercial value in its business (“Proprietary Information”). For example, Proprietary Information includes, but is not limited to, software programs, other computer programs and copyrightable material, code, web design or architecture, technical drawings, product ideas, trade secrets, data and know-how, inventions (whether patentable or not), improvements, marketing plans and customer lists. You understand that your relationship with the Company creates a relationship of confidence and trust between you and the Company. You agree to keep in confidence and trust all Proprietary Information, and you will not use or disclose any Proprietary Information except as directed by the Company. The Company shall be the sole owner of all rights in and to all Proprietary Information. Upon termination of this letter, or otherwise upon the Company’s request, you agree to return to the Company all Proprietary Information of the Company.

Representations

By accepting this offer you represent and warrant that your position as a member of the Board of the Company does not violate any agreement, obligations or understandings that you may have with any third party or any current or prior employer. Further, you understand that you are not entitled (contractually or otherwise) to serve as a member of the Board for any period of time and that, pursuant to the Company’s bylaws, contracts and applicable law, you may be removed or replaced at any time, with or without cause, by the Board or the stockholders of the Company.

Complete Agreement

This letter agreement and the other documents identified herein constitute the complete, final and exclusive entire agreement between you and the Company with respect to the terms and conditions of your membership on the Board, and they supersede any other agreement or promises made to you by anyone, whether oral or written, in relation to the subject matter hereof, including the March 13, 2006 letter agreement. This letter agreement will be construed and interpreted in accordance with the laws of the State of California, without regard to conflicts of laws. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All numbers herein shall be subject to stock splits and the like. This letter agreement may be amended or modified by a written agreement between the parties to this agreement (unless modified or amended in a Board-approved plan, in which case such modifications or amendments shall be binding on you without an additional written agreement).

We hope you accept our offer and we look forward to continuing our productive and mutually beneficial working relationship.

Thank you.

Best regards,

/s/ Andrew T. Yang

Andrew T. Yang
Chief Executive Officer

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I accept the above offer to continue my membership on the Board of Directors of Apache Design Solutions, Inc., a Delaware corporation.

/s/ Ping Yang
Ping Yang